Exhibit (10)(j)
ANNUAL OFFICER INCENTIVE
COMPENSATION PLAN FOR CMS ENERGY CORPORATION
AND ITS SUBSIDIARIES

ANNUAL OFFICER INCENTIVE
COMPENSATION PLAN FOR OFFICERS OF CMS ENERGY CORPORATION
AND ITS SUBSIDIARIES
I.	GENERAL PROVISIONS
1.1	Purpose. The purpose of the Annual Officer Incentive Compensation Plan (“Plan”) is to:
(a)	Provide an equitable and competitive level of compensation that will permit CMS Energy Corporation (“Company”) and its subsidiaries to attract, retain and motivate highly competent Officers.

(b)	No payments to Officers in the form of incentive compensation shall be made unless pursuant to a plan approved by the Committee on Compensation and Human Resources of the Board of Directors of CMS Energy (the “Committee”) and after express approval of the Committee.
1.2	Effective Date. The initial effective date of the Plan is January 1, 2004. The Plan, as described herein, is amended and restated effective as of January 1, 2007.

1.3	Definitions. As used in this Plan, the following terms have the meaning described below:
(a)	“Adjusted Net Income” means generally accepted accounting practices income excluding asset sale cost, accounting changes, large restructuring and severance, legal and settlement cost for round-trip trading and gas price reporting, regulatory recovery for prior year changes, mark to mark greater than +/- $.05 of budget, and early debt retirement option premiums.

(b)	“Annual Award” means an annual incentive award granted under the Plan.

(c)	“Base Salary” means the base salary on January 1 of a Performance Year, except as impacted by a Change in Status as defined in Article V. For purposes of the Plan, an Officer’s Base Salary must be subject to annual review and annual approval by the Committee.

(d)	“CMS Energy” means CMS Energy Corporation.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Code Section 162(m) Employee” means an employee whose compensation is subject to the “Million Dollar Cap” under Code Section 162(m). Generally, this is the CEO and the three highest paid executive officers of the Company (other than the CEO and the CFO).

(g)	“Committee” means the Committee on Compensation and Human Resources of the Board of Directors of CMS Energy Corporation.

(h)	“Company” means CMS Energy Corporation.

(i)	“Corporate Free Cash Flow” (CFCF) means CMS Consolidated Cash Flow from operating activities, excluding restricted cash flow, common dividends, financing and adjusted for GCR Recovery.

(j)	“Deferred Annual Award” means the amount deferred by an Officer pursuant to Section 4.2

(k)	“Disability” means that a participant has terminated employment with the Company or a Subsidiary and is disabled, as that term is defined under Code Section 409A and any applicable regulations.

(l)	“Earnings Per Share” (EPS) means the amount of adjusted net income per outstanding CMS Energy Share.

(m)	“GCR Recovery” means actual/forecast incremental GCR recovery during January and February calculated as actual/forecast GCR cycle billed sales times above budget GCR factor.

(n)	“Leave of Absence” for purposes of this Plan means a leave of absence that has been approved by the Plan Administrator.

(o)	“Officer” means an employee of the Company or a Subsidiary in Salary Grade “E-3” or higher.

(p)	“Payment Event” means the date a Deferred Annual Award may be paid pursuant to Section 4.2.

(q)	“Payment Term” means the length of time for payment of a Deferred Annual Award under Section 4.2.

(r)	“Pension Plan” means the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.

(s)	“Performance Year” means the calendar year prior to the year in which an Annual Award is made by the Committee.

(t)	“Plan Administrator” means the Plan Administrator is the Benefits Administration Committee appointed by the Chief Executive Officer and the Chief Financial Officer as authorized by the Board of Directors.

(u)	“Retirement” means that a Plan participant is no longer an active employee and qualifies for a retirement benefit other than a deferred vested retirement benefit under the Pension Plan. For a participant ineligible for coverage under the Pension Plan and covered instead under the Defined Company Contribution Plan, retirement occurs when there is a Separation from Service on or after age 55 with 5 or more years of service.

(v)	“Separation from Service” means an Employee retires or otherwise has a separation from service from the Company as defined under Code Section 409A and any applicable regulations. The Plan Administrator will determine, consistent with the requirements of Code Section 409A and any applicable regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service.

(w)	“Subsidiary” means any direct or indirect subsidiary of the Company.
1.4	Eligibility. Officers are eligible for participation in the Plan.

1.5	Administration of the Plan.
(a)	The Plan is administered by the President and Chief Executive Officer of CMS Energy under the general direction of the Committee.

(b)	The Committee, no later than March 30th of the Performance Year, will approve performance goals for the Performance Year.

(c)	The Committee, no later than March 1st of the calendar year following the Performance Year, will review for approval proposed Annual Awards for all Officer participants, taking into account the recommendations of the Chief Executive Officer of the Company. All proposed Annual Awards are subject to approval of the Committee. Before the payment of any Annual Awards, the Committee will certify in writing that the performance goals were in fact satisfied in accordance with Code Section 162(m).

(d)	The Committee reserves the right to modify the performance goals with respect to unforeseeable circumstances or otherwise exercise discretion with respect to proposed Annual Awards as it deems necessary to maintain the spirit and intent of the Plan, provided that such discretion will be to decrease or eliminate, not increase, Annual Awards in the case of any Code Section 162(m) Employees. The Committee also reserves the right in its discretion to not pay Annual Awards for a Performance Year. All decisions of the Committee are final.
II.	CORPORATE PERFORMANCE GOALS
2.1	In General. The composite Plan Performance Factor will depend on corporate performance in two areas: (1) the adjusted net income per outstanding CMS Energy share (EPS); and (2) the Corporate Free Cash Flow of CMS Energy (CFCF). Each Component as well as the composite Plan Performance Factor to be used for payouts will be capped at a maximum of 200%. A table containing the composite Plan Performance Factors shall be created by the Committee for each Performance Year. The table for Performance Year 2007 is set forth below.
(a)	EPS Component. EPS performance shall constitute 50% of the composite Plan Performance Factor. The 100% EPS goal for the 2007 performance year is $.85 per share, and the EPS component shall increase or decrease by 25% for each $.05 per share change in performance. (Mathematical extrapolation shall be used for actual results not shown in the table.) There will be no payout under the EPS Component unless at least $.80 per share is achieved.

(b)	CFCF Component. CFCF performance shall constitute 50% of composite Plan Performance Factor. The 100% CFCF goal for the 2007 performance year is $1,250 million, and the CFCF component shall decrease by 1% for each $2 million change in performance. The CFCF component shall increase by 1% for each $2 million increase in performance from $1,250 million. (Mathematical extrapolation shall be used for actual results not shown in the table.) There will be no payout under the CFCF component unless at least $1,150 million is achieved.
Composite Performance Factors for 2007 Performance Year

CFCF
Component
(Millions)	<$1150	$1150	$1200	$1250	$1300	$1350	$1400	$1450
EPS
Component
$.79	No Payout	25%	38%	50%	63%	75%	88%	100%
$.80	38%	63%	75%	88%	100%	113%	125%	138%
$.85	50%	75%	88%	100%	113%	125%	138%	150%
$.90	63%	88%	100%	113%	125%	138%	150%	163%
$.95	75%	100%	113%	125%	138%	150%	163%	175%
$1.00	88%	113%	125%	138%	150%	163%	175%	188%
$1.05	100%	125%	138%	150%	163%	175%	188%	200%
Notes: Mathematical extrapolation shall be used for actual results not shown in the table.
Target Award is Bolded 100% and Maximum Award is Bolded 200%
III.	ANNUAL AWARD FORMULA
3.1	Officers’ Annual Awards. Annual Awards for each eligible Officer will be based upon a standard award percentage of the Officer’s Base Salary for the Performance

Year. The standard award percentages are set forth in the table below. The maximum amount that can be awarded under this Plan for any Code Section 162(m) Employee will not exceed $2.5 Million in any one Performance Year. The total amount of an Officer’s Annual Award shall be computed according to the annual award formula set forth in Section 3.2.

	Salary	Std Award as a
Position	Grade	% of Base Salary

President & CEO	E-9	65%[1]
President, Subsidiary — Ex Vice Pres	E-7	55%[2]
President, Subsidiary — Ex Vice Pres	E-6	50%
Senior Vice President	E-5	45%
Vice President	E-4	40%
Vice President	E-3	35%
3.2	Annual Awards for Officers will be calculated and made as follows:
Individual Award = Base Salary times Standard Award % times Performance Factor %
In addition, each Annual Award for Officers of Consumers Energy Company will be modified based on the results achieved for the Consumers Energy Annual Employee Incentive Compensation Plan. If the Consumers Energy Annual Employee Incentive Compensation Plan pays out an award for the same Performance Year, then there is no modification of awards under this plan. If however, there is no award under the Consumers Energy Annual Employee Incentive Compensation Plan, then whatever Annual Award, if any, earned under this plan will be reduced by 25%.
IV.	PAYMENT OF ANNUAL AWARDS
4.1	Cash Annual Award. All Annual Awards for a Performance Year will be paid in cash after certification by the outside auditors of the Company that the performance goals have been satisfied, but not later than March 15th of the calendar year following the Performance Year provided that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.2. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the Officer is enrolled at the time the Committee makes the Annual Award.
4.2	Deferred Annual Awards.
(a)	The payment of all or any portion (rounded to an even multiple of 10%) of a cash Annual Award may be deferred voluntarily at the election of an individual

[1]	100% effective January 1, 2008

[2]	60% effective January 1, 2008

Plan participant. Any such deferral will be net of any applicable FICA or FUTA taxes. A separate irrevocable election must be made prior to the Performance Year. Any Annual Award made by the Committee after termination of employment of a participant or retirement of a participant will be paid in accordance with any deferral election made within the enrollment period.

(b)	At the time the participant makes a deferral election he or she must select the payment options (including the Payment Event as set forth at (c) below and the Payment Term as set forth at (d) below) applicable to the Deferred Annual Award for the Performance Year, as well as any earnings or income attributable to such amounts. The payment options elected will apply only to that year’s Deferred Annual Award and will not apply to any previous Deferred Annual Award or to any subsequent Deferred Annual Award. Any participant who elects to defer all or a portion of an Annual Award and who fails to select a Payment Event or a Payment Term will be presumed to have elected a Payment Event of Separation from Service in accordance with paragraph (c)(i) below and/or a Payment Term of a single sum.

(c)	The Payment Event elected can be either:
(i)	Separation from Service for any reason other than death. Payment will be made, or begin, in the later of: (1) January of the year following the year of the Separation from Service; or (2) the seventh month after the month of the Separation from Service. Later installments, if any, will be paid in January of the succeeding years;

(ii)	Payment upon attainment of a date certain that is more than 1 year after the last day of the applicable Performance Year. Later installments, if any, will be paid in January of the succeeding years; or

(iii)	The earlier of (i) or (ii) above.
(d)	Payment Term. At the time of electing to defer an Annual Award, the participant must also elect how he or she wishes to receive any such payment from among the following options (the participant may elect a separate Payment Term for each Payment Event elected):
(i)	Payment in a single sum upon occurrence of the Payment Event.

(ii)	Payment of a series of annual installment payments over a period from two (2) years to fifteen (15) years following the Payment Event. Each installment payment shall be equal to a fractional amount of the balance in the account the numerator of which is one and the denominator of which is the number of installment payments remaining. Although initially such installment payments will be identical, actual payments may vary based upon investment performance. For example, a series of 5 installment payments will result in a payout of 1/5 of the account balance in the first installment, 1/4 of the account balance (including investment gains or losses since the first installment date) in the second installment, etc.
(e)	Changes to Payment Options. Once a payment option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its discretion accelerate payments to the extent permitted by Code Section 409A and applicable regulations. A subsequent election to change the payment options related to a Payment Event, in order to delay a payment or to change the form of a payment, can only be made when all of the following conditions are satisfied:
(i)	such election may not take effect until at least 12 months after the date on which the election is made;

(ii)	the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 4.2(d)(ii), 5 years from the date the first installment was scheduled to be paid); and

(iii)	such election must be made not less than 12 months before the date the payment was previously scheduled to be made (or, in the case of installment payments under Section 4.2(d)(ii), 12 months before the first installment was scheduled to be paid), if the participant’s previous commencement date was a specified date.
(f)	Investments. At the time of electing to voluntarily defer payment, the participant must elect how the Deferred Annual Award will be treated by the Company or Subsidiary. To the extent that any amounts deferred are placed in a rabbi trust with an independent record keeper, a participant who has previously deferred amounts under this Plan will automatically have his or her existing investment profile apply to this deferral also. All determinations of the available investment options by the Plan Administrator are final and binding upon participants. A participant may change the investment elections at anytime prior to the payment of the benefit, subject to any restrictions imposed by the Plan Administrator, the Benefit Administration Committee, the plan record keeper or by any applicable laws and regulations. A participant not making an election will have amounts deferred treated as if in a Lifestyle Fund applicable to the participant’s age 65, rounded up, or such other investment as determined by the Benefit Administration Committee. All gains and losses will be based upon the performance of the investments selected by the participant from the date the deferral is first credited to the nominal account. If the Company elects to fund its obligation as discussed below, then investment performance will be based on the balance as determined by the record keeper.

(g)	The amount of any Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the Plan participant was enrolled prior to the payout beginning and are subject to the claims of general creditors. This is an unfunded nonqualified deferred compensation plan. To the extent the Committee elects to place funds with a trustee to pay its future obligations under this Plan, such amounts are placed for the convenience of the Company or Subsidiary, remain the property of the Company or Subsidiary and the participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as participant accounts, but as such are a notional account only and are not the property of the participant. Such amounts remain subject to the claims of the creditors of the Company or Subsidiary.

(h)	Payment in the Event of an Unforeseeable Emergency. The participant may request that payments commence immediately upon the occurrence of an unforeseeable emergency as that term is defined in Code Section 409A and any applicable regulations. Generally, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the participant or the participant’s spouse or dependent, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets (without causing severe financial hardship), or by cessation of deferrals under this arrangement, the Savings Plan for Employees of Consumers Energy and other CMS Energy Companies (the “Savings Plan”) or other arrangements. Distributions because of an unforeseeable emergency shall not exceed the amount permitted under Section 409A and accordingly are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year. For any participant receiving a hardship withdrawal under the Savings Plan, all deferral elections under this Plan for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year.
4.3	Payment in the Event of Death.
(a)	A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company or record keeper, and the beneficiary shall receive, within 90 days of the participant’s death, in a single sum, all payments credited to the participant in the event that the participant dies prior to receipt of either a cash Annual Award or Deferred Annual Awards. If a beneficiary is not named or does not survive the participant, the payment will be made to the participant’s estate. In no event may any recipient designate a year of payment for an amount payable upon the death of the participant.
(b)	A participant may change beneficiaries at any time, and the change will be effective as of the date the plan record keeper or Company accepts the form as complete. Neither the Company nor the applicable Subsidiary will be liable for any payments made before receipt and acceptance of a written beneficiary request.
V.	CHANGE OF STATUS

Payments in the event of a change in status will not be made if no Annual Awards are made for the Performance Year.
5.1	Pro-Rata Annual Awards. A new Officer, whether hired or promoted to the position, or an Officer promoted to a higher salary grade during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. An Officer whose salary grade has been lowered, but whose employment is not terminated, during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade.

5.2	Termination. An Officer whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for or receive an Annual Award.

5.3	Resignation. An Officer who resigns prior to payment (during or after a Performance Year) will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the Officer or ill health in the immediate family, the Officer may petition the Committee and may be considered, in the discretion of the Committee, for a pro rata Annual Award. The Committee’s decision to approve or deny the request for a pro rata Annual Award shall be final.

5.4	Death, Disability, Retirement, Leave of Absence. An Officer whose status as an active employee is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence will receive a pro rata Annual Award. An Officer who retires, is on disability or leave of absence and who becomes employed by a competitor of CMS Energy or Consumers Energy or their subsidiaries or affiliates prior to award payout will forfeit all rights to an Annual Award, unless prior approval of such employment has been granted by the Committee. A “competitor”

shall mean an entity engaged in the business of (1) selling (a) electric power or natural gas at retail or wholesale within the State of Michigan or (b) electric power at wholesale within the market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Enterprises is located or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Enterprises is located.
5.5	Recoupment of Annual Awards. Annual Awards under the Plan are also subject to recoupment pursuant to the CMS Energy Recoupment Policy Relating to Financial Restatements.
VI.	MISCELLANEOUS
6.1	Impact on Benefit Plans. Payments made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plans (Salary Grades E-3 through E-9) but not for purposes of the Savings Plan, Pension Plan, or other employee benefit programs.

6.2	Impact on Employment. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company’s control group.

6.3	Termination or Amendment of the Plan. The Board of Directors of the CMS Energy Corporation may amend or terminate the Plan at any time. Upon termination, any amount accrued under the Plan will remain in the Plan and be paid out in accordance with the payment options previously selected. Notwithstanding the foregoing, the Board of Directors of CMS Energy Corporation may terminate the Plan and accelerate payment of any deferred benefits under the Plan if it acts consistent in all respects with the requirements of Code Section 409A and any applicable regulations with respect to when a terminated plan may accelerate payment to a participant.

6.4	Governing Law. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

6.5	Dispute Resolution. Any disputes related to the Plan must be brought to the Plan Administrator. The Plan Administrator is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan and make any other determinations with respect to the Plan. If the Plan Administrator makes a determination and the participant disagrees with or wishes to appeal the determination, the participant must appeal the decision to the Plan Administrator, in writing and not later than 60 days from when the determination was mailed to the participant. If the participant does not timely appeal the original determination, the participant has no further rights under the Plan with respect to the matter presented in the claim. If the participant appeals the original determination and that appeal does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan, provided the participant makes such request for arbitration in writing within 30 days of the final decision by the Plan Administrator. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures. The arbitrator must use an arbitrary and capricious standard of review when considering any determinations and findings by the Plan Administrator.
VII.	AMENDMENT TO REFLECT CODE SECTION 409A
7.1	Code Section 409A. This Plan has been amended, effective as of January 1, 2005, to comply with the requirements of Section 409A of the Code. To the extent counsel determines additional amendments may be reasonable or desirable in order to comply with Code Section 409A, and any other applicable rules, laws and regulations, such changes shall be authorized with the approval of the Plan Administrator.

ATTEST:	CMS ENERGY CORPORATION

Vice President and Secretary	Chief Executive Officer CMS Energy and Consumers Energy
Date: __________________